Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196619

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated March 15, 2017

PROSPECTUS SUPPLEMENT

(To prospectus dated June 9, 2014)

CA, Inc.

$

% Senior Notes due 20

We are offering $                 million aggregate principal amount of        % Senior Notes due 20    (the “notes”). We will pay interest on the notes on            and            of each year, beginning        , 2017. The notes will mature on        , 20    . We may redeem the notes, in whole or in part, at any time or from time to time at the applicable redemption prices described in this prospectus supplement. If we experience a change of control repurchase event, we must offer to repurchase the notes. See “Description of Notes—Change of Control” in this prospectus supplement.

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future senior unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future senior subordinated or subordinated indebtedness. The notes will be effectively subordinated in right of payment to any future secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to any indebtedness of our subsidiaries. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks that are described in the ‘‘Risk Factors’’ section beginning on page S-9 of this prospectus supplement.

	Per Note		Total
Public offering price (1)		%	$
Underwriting discount		%	$
Proceeds, before expenses, to us (1)		%	$

(1)	Plus accrued interest from March , 2017, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, S.A., on or about March    , 2017.

Joint Book-Running Managers

J.P. Morgan	BofA Merrill Lynch	Morgan Stanley

Barclays	Citigroup

The date of this prospectus supplement is March        , 2017.

In making your investment decision, you should rely only on the information included or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we may authorize to be delivered to you. We and the underwriters have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. We and the underwriters are not offering to sell the notes in any jurisdiction where offers and sales are not permitted. You should not assume that the information included or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than the date of such information and in no case as of any date subsequent to the date on the front cover of this prospectus supplement.

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About This Prospectus Supplement

This prospectus supplement supplements the accompanying prospectus. The accompanying prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may, at any time and from time to time, issue and sell, in one or more offerings, any combination of the securities, including the notes, described in the accompanying prospectus. The accompanying prospectus provides you with a general description of these securities, and this prospectus supplement contains specific information about the terms of this offering of notes.

This prospectus supplement, or the information incorporated by reference in the accompanying prospectus, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference, will apply and will supersede the information in the accompanying prospectus.

It is important for you to read and consider all information included in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference, before making your investment decision. See “Where You Can Find More Information” in the accompanying prospectus.

Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “CA,” “we,” “us” and “our” refer to CA, Inc. and, as applicable, its subsidiaries, except for purposes of the description of notes included in this prospectus supplement and the accompanying prospectus, where references to such terms refer only to CA, Inc. and do not include our subsidiaries. When we refer to the “notes” in this prospectus supplement, we mean the notes being offered by this prospectus supplement, unless we state otherwise.

Summary

This summary highlights selected information included in this prospectus supplement and included or incorporated by reference in the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in the notes. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the information incorporated by reference, especially the risks of investing in the notes described under “Risk Factors,” before making an investment decision. See “Where You Can Find More Information” in the accompanying prospectus.

Our Company

Overview

We are a global leader in software solutions enabling customers to plan, develop, manage and secure applications and enterprise environments across distributed, cloud, mobile and mainframe platforms. In every industry, we see customers transforming their businesses to better manage the market demands for speed, exceptional customer experience and rich analytics. Their journey, which is broadly referred to as digital transformation, is fueled by software. The proliferation of mobile devices and the expectation of seamless connectivity has driven users to demand highly secure, frictionless user experiences via software applications (often referred to as “applications” or “apps”). We refer to this market shift as the “Application Economy” and it is profoundly changing the way businesses provide services to customers and build software. Around the world, these complementary trends are placing software at the heart of every business, driving companies in every industry vertical to invest in the creation of in-house software development teams to build out new business models, enhance their digital presence and support their on-going relationships with customers.

We have a broad portfolio of software solutions that we use to execute our business strategy, including enabling our customers to gain a competitive advantage in the Application Economy. We organize our offerings into our Enterprise Solutions, Mainframe Solutions and Services operating segments.

•	Our Enterprise Solutions segment includes products that are designed for distributed and cloud computing environments and run on industry standard servers. Within Enterprise Solutions, our areas of focus include Agile Management, which enables customers to more effectively plan and manage the software development process and the business of IT service delivery, DevOps, which is adjacent to Agile Management and comprises a range of solutions that allow customers to efficiently deliver and manage applications and IT infrastructure, and Security, which consists of a comprehensive set of solutions to address the growing concern across all enterprises and organizations regarding external and internal threats to their environments and the critical data they contain.

•	Our Mainframe Solutions segment products help customers and partners lower cost per transaction, while increasing business agility, security and compliance. They are designed for the IBM System z mainframe platform, which runs many of our largest customers’ mission critical applications.

•	Our Services segment helps customers reach their IT and business goals primarily by enabling the rapid implementation and adoption of our Mainframe and Enterprise solutions and includes services such as product implementation, consulting, customer education and customer training.

Recent Developments

On January 18, 2017, we acquired Automic Holding GmbH (“Automic”), a provider of business automation software that automates IT and business processes. With Automic, we have added new cloud-enabled automation and orchestration capabilities across our portfolio and increased our ability to reach into the European market. We acquired all of the equity interests in Automic for approximately 600 million euros, net of cash and cash equivalents acquired (which translated to approximately $643 million at January 18, 2017). We funded the acquisition from our available international cash on hand. Certain data necessary to complete the preliminary purchase price allocation is not yet available, including, but not limited to, the valuation of assets acquired and liabilities assumed, and review of tax returns that provide the underlying tax basis of Automic’s assets and liabilities. Accordingly, such disclosures related to this business combination were not included in the financial statements incorporated by reference in the accompanying prospectus. The results of operations of Automic will be reported predominately in our Enterprise Solutions segment and will be included in our consolidated results of operations from the date of acquisition.

On March 6, 2017, we announced that we signed a definitive agreement to acquire all of the equity interests in Veracode, Inc. (“Veracode”) for aggregate cash consideration of approximately $614 million, subject to certain adjustments as described more fully in the definitive agreement (such acquisition, the “Veracode Acquisition”). Veracode is a leader in securing web, mobile and third-party applications across the software development life cycle. The Veracode Acquisition is expected to close in the first quarter of our fiscal year 2018, and is subject to customary closing conditions, including the receipt of required regulatory approvals. We intend to use the net proceeds of this offering of approximately $            million for general corporate purposes, which may include the funding of a portion of the Veracode Acquisition. See “Use of Proceeds” in this prospectus supplement.

Corporate Information

Our principal executive offices are located at 520 Madison Avenue, New York, New York 10022, and our main telephone number is (800) 225-5224. Our website is located at http://www.ca.com. Our website and the information contained on our website are not part of this prospectus supplement or the accompanying prospectus.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to the sections entitled “Description of Notes” in this prospectus supplement and “Description of Senior Debt Securities” in the accompanying prospectus. For purposes of the description of notes included in this prospectus supplement and the accompanying prospectus, references to “we,” “us” and “our” refer only to CA, Inc. and do not include our subsidiaries.

Issuer	CA, Inc.

Securities	$ aggregate principal amount of % Senior Notes due 20 (the “notes”).

Maturity	The notes will mature on , 20 .

Interest Payment Dates	and of each year, beginning on , 2017.

Optional Redemption	At any time or from time to time, we may redeem some or all of the notes at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of redemption plus a “make-whole” premium. Notwithstanding the foregoing, on or after , 20 (the date that is months prior to the maturity thereof), we may redeem some or all of the notes at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of redemption. See “Description of Notes—Optional Redemption” in this prospectus supplement.

Change of Control	The occurrence of a “Change of Control Repurchase Event” (as defined under “Description of Notes—Change of Control” in this prospectus supplement) will require us to offer to repurchase from you all of your notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant interest record date to receive interest due on the relevant interest payment date). See “Description of Notes—Change of Control” in this prospectus supplement.

Ranking	The notes will:

•	be our general unsecured obligations;

•	rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness;

•	be senior in right of payment to all of our existing and future senior subordinated or subordinated indebtedness;

•	be effectively subordinated in right of payment to any future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated to any indebtedness of our subsidiaries.

As of December 31, 2016, we had approximately $1.950 billion of unsecured and unsubordinated indebtedness. On an as-adjusted basis after giving effect to this offering and the application of the net proceeds therefrom, as more fully described in “Use of Proceeds” in this prospectus supplement, as of December 31, 2016:

•	we would have had approximately $ billion of unsecured and unsubordinated indebtedness (including the notes), all of which would constitute senior indebtedness;

•	we would not have had any secured indebtedness to which the notes would have been effectively subordinated; and

•	our subsidiaries would have had approximately $ million of indebtedness to which the notes would have been structurally subordinated.

Covenants	We will issue the notes under an indenture with U.S. Bank National Association, as trustee. The indenture will, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur liens;

•	engage in sale/leaseback transactions; and

•	consolidate or merge with or into, or sell substantially all of our assets to, another person.

These covenants will be subject to a number of important exceptions and qualifications. See “Description of Senior Debt Securities” in the accompanying prospectus.

Absence of Public Market for the Notes	The notes are a new issue of securities and there is currently no established trading market for them. We do not intend to apply for a listing of the notes on any securities exchange or an automated dealer quotation system. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and any market making with respect to the notes may be discontinued without notice. See “Risk Factors—Risks Relating to the Notes—Your ability to transfer the notes may be limited by the absence of an active trading market, and we cannot assure you that an active trading market will develop for the notes” in this prospectus supplement.

Use of Proceeds	We intend to use the net proceeds of this offering of approximately $ million for general corporate purposes, which may include the funding of a portion of the Veracode Acquisition. See “Use of Proceeds” in this prospectus supplement.

Further Issuances

We may at any time, without notice to or the consent of the holders of the notes, issue an unlimited principal amount of additional notes having identical terms and conditions as the notes, other than the issue date, issue price and, in some cases, the first interest payment date. We will be permitted to issue such additional notes only if, at the time of such issuance, we are in compliance with the covenants contained in the indenture. Any additional notes will be part of the same issue as the notes offered hereby and will vote on all matters with the holders of the notes; provided that if such additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, such additional notes shall be issued under a separate CUSIP number.

Form and Denomination	The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Trustee	U.S. Bank National Association

Governing Law	State of New York

Risk Factors	Investing in the notes involves substantial risk. You should carefully consider the risk factors set forth under “Risk Factors” in this prospectus supplement and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus prior to making an investment in the notes. See “Risk Factors” beginning on page S-9 of this prospectus supplement.

Summary Historical Consolidated Financial Data

The following table contains our summary historical consolidated financial data as of the dates and for the periods indicated. We have derived the summary historical consolidated financial data as of March 31, 2016 and for each of the years in the three-year period ended March 31, 2016 from our audited consolidated financial statements (including the related notes) included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, which we refer to in this prospectus supplement as our 2016 10-K Report and which is incorporated by reference in the accompanying prospectus. We have derived the summary historical consolidated financial data as of December 31, 2016 and for each of the nine-month periods ended December 31, 2016 and December 31, 2015 from our unaudited consolidated financial statements (including the related notes) included in our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2016,which is also incorporated by reference in the accompanying prospectus. In the opinion of management, such unaudited consolidated financial statements include all adjustments necessary for a fair presentation of our financial position as of such dates and our results of operations for such periods. Nine-month results, however, are not necessarily indicative of the results that may be expected for any other interim period or for a full fiscal year.

You should read the following data together with our other historical consolidated financial information and statements (including the related notes) incorporated by reference in the accompanying prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Capitalization” included or incorporated by reference in this prospectus supplement or the accompanying prospectus.

	Fiscal year ended March 31,			Nine months ended December 31,
($ in millions)	2016	2015	2014	2016	2015
Statement of Operations Data
Subscription and maintenance revenue	$3,317	$3,560	$3,683	$2,467	$2,496
Professional services	326	351	379	224	244
Software fees and other	382	351	350	333	276

Total revenue	4,025	4,262	4,412	3,024	3,016
Total expenses before interest and income taxes	2,890	3,100	3,342	2,104	2,160

Income from continuing operations before interest and income taxes	1,135	1,162	1,070	920	856
Interest expense, net	51	47	54	45	36

Income from continuing operations before income taxes	1,084	1,115	1,016	875	820
Income tax expense	315	305	129	257	222
Income from discontinued operations, net of income taxes	14	36	27	—	11

Net income	$783	$846	$914	$618	$609

Statement of Cash Flow and Other Data
Net cash provided by operating activities—continuing operations	$1,034	$1,030	$973	$620	$563
Ratio of earnings to fixed charges (1)	9.47	9.92	9.26	10.94	11.38

(in millions)	At March 31, 2016	At December 31, 2016
Balance Sheet Data
Cash and cash equivalents	$2,812	$2,828
Current assets	3, 561	3,519
Total assets	11,204	11,022
Current liabilities	2,894	2,619
Long-term debt, net of current portion	1,947	1,946
Total stockholders’ equity	5,378	5,576

(1)	Our ratio of earnings to fixed charges was 12.15 and 12.23, respectively, for the fiscal years ended March 31, 2013 and 2012. For purposes of the computation of our ratio of earnings to fixed charges, earnings are defined as our pre-tax earnings or loss from continuing operations plus our fixed charges. Fixed charges are the sum of (a) interest expense, (b) amortization of deferred financing costs and debt discounts and (c) the portion of operating lease rental expense that is representative of the interest factor (deemed to be one third).

Risk Factors

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected.

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference, including our 2016 10-K Report and our Quarterly Reports on Form 10-Q for the periods ended June 30, 2016, September 30, 2016 and December 31, 2016 also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference.

Risks Relating to our Business

You should consider carefully the risk factors that are described in Part I, Item 1A, “Risk Factors” of our 2016

10-K Report, which are incorporated by reference herein.

Risks Relating to the Notes

Our significant level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the notes.

As of December 31, 2016, we had approximately $1.950 billion of unsecured and unsubordinated indebtedness. On an as-adjusted basis after giving effect to this offering and the application of the net proceeds thereof, as more fully described in “Use of Proceeds” and “Capitalization” in this prospectus supplement, as of December 31, 2016, we would have had approximately $             billion of total indebtedness (including the notes), all of which would constitute senior indebtedness, consisting of unsecured fixed-rate senior note obligations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations and Commitments” in our 2016 10-K Report for the payment schedule of our long-term debt obligations, inclusive of interest.

Our leverage could have important consequences for you, including the following:

•	it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, product development, debt service requirements, share repurchases, acquisitions, or general corporate or other purposes;

•	it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt;

•	a portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including our operations, capital expenditures and future business opportunities;

•	the debt service requirements of our other indebtedness could make it more difficult for us to satisfy our financial obligations, including those related to the notes; and

•	we may be vulnerable to a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth.

We have a significant amount of debt and if we fail to generate sufficient cash to service our debt, including the notes, we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

As of December 31, 2016, we had approximately $1.950 billion of unsecured and unsubordinated indebtedness. On an as-adjusted basis after giving effect to this offering and the application of the net proceeds thereof, as more fully described in “Use of Proceeds” and “Capitalization” in this prospectus supplement, as of December 31, 2016, we would have had approximately $             billion of total indebtedness (including the notes), all of which would constitute senior indebtedness, consisting of unsecured fixed-rate senior note obligations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations and Commitments” in our 2016 10-K Report for the payment schedule of our long-term debt obligations, inclusive of interest. Our ability to make scheduled payments, refinance our debt obligations as they come due or renew our credit lines depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal of and premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including the indenture governing the notes. In the absence of sufficient operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. See “Description of Notes” in this prospectus supplement and “Description of Senior Debt Securities” in the accompanying prospectus.

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	the lenders under our revolving credit facility could terminate their commitments to lend us money; and

•	we could be forced into bankruptcy or liquidation, which could result in your losing part or all of your investment in the notes.

We and our subsidiaries may incur substantial additional indebtedness in the future. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any bankruptcy, insolvency or reorganization involving us. This may have the effect of reducing the amount of proceeds paid to you. Additionally, our revolving credit facility provides commitments of up to $1.0 billion in the aggregate (which may be increased at our option by an amount up to $500 million, subject to certain conditions and the agreement of the lenders, and terminates in June 2019). At December 31, 2016, there were no borrowings under our revolving credit facility. If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

The notes will be effectively subordinated in right of payment to any future secured indebtedness to the extent of the value of assets securing that indebtedness and are structurally subordinated to any indebtedness of our subsidiaries.

The notes will be unsecured and effectively subordinated in right of payment to any future secured indebtedness to the extent of the value of assets securing that indebtedness. As of December 31, 2016, we would not have had any secured indebtedness to which the notes would have been effectively subordinated. Because the notes will be effectively subordinated to any future secured debt, in the event of our liquidation or insolvency or other events of default on our secured debt or upon acceleration of the notes in accordance with their terms, we will be permitted to make payment on the notes only after any secured debt has been paid in full. After paying any secured debt in full, we may not have sufficient assets remaining to pay any or all amounts due on the notes. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes, payment on the notes could be less, ratably, than on any secured debt.

In addition, the notes are structurally subordinated to any indebtedness of our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on any of our indebtedness, including the notes. None of our subsidiaries will guarantee the notes or otherwise have any obligations to make payments in respect of the notes. As a result, claims of holders of the notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries. In the event of any bankruptcy, liquidation, dissolution or similar proceeding involving one of our subsidiaries, any of our rights or the rights of the holders of the notes to participate in the assets of that subsidiary will be effectively subordinated to the claims of creditors of that subsidiary, and following payment by that subsidiary of its liabilities, the subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise. As of December 31, 2016, after giving effect to this offering and the application of the net proceeds thereof, as more fully described in “Use of Proceeds” and “Capitalization” in this prospectus supplement, our subsidiaries would have had approximately $             million of indebtedness to which the notes would have been effectively subordinated.

Restrictive covenants may adversely affect our operations.

Our revolving credit facility, our term loan agreement, which provides for a $300 million term loan with a maturity date in April 2022, and the indenture governing our outstanding senior debt securities, including the notes once issued, contain various covenants that limit our ability and the ability of our subsidiaries to, among other things:

•	incur liens;

•	engage in sale/leaseback transactions;

•	consolidate or merge with or into, or sell substantially all of our assets to, another person;

•	make accounting changes, except as required or permitted under GAAP;

•	make a material change to the nature of our business; and

•	engage in speculative transactions.

In addition, under our revolving credit facility and our term loan agreement, we are subject to interest coverage and leverage ratio covenants.

As a result of these covenants, we will be limited in the manner in which we can conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs. Accordingly, these restrictions may limit our ability to successfully operate our business. A failure to comply with these restrictions could lead to an event of default, which could result in an acceleration of the indebtedness. Our future operating results may not be sufficient to enable compliance with these covenants to remedy any such default. In addition, in the event of an acceleration, we may not have or be able to obtain sufficient funds to make any accelerated payments, including those under the notes.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our revolving credit facility or our term loan agreement that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay the principal of or premium, if any, or interest on the notes and accordingly substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium

(if any) and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants and restrictive covenants that require us to maintain specified financial ratios, in the instruments governing our indebtedness (including covenants in our revolving credit facility, our term loan agreement and our indenture), we could be in default under the terms of the agreements governing our indebtedness, including our revolving credit facility, our term loan agreement and our indenture. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our revolving credit facility could elect to terminate their commitments thereunder and cease making further loans and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our revolving credit facility and term loan agreement to avoid being in default. If we breach our covenants under our revolving credit facility or term loan agreement and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our revolving credit facility or term loan agreement, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See “Description of Notes” in this prospectus supplement and “Description of Senior Debt Securities” in the accompanying prospectus.

We may not be able to repurchase the notes upon a Change of Control Repurchase Event.

Upon the occurrence of a “Change of Control Repurchase Event” (as described under “Description of Notes—Change of Control” in this prospectus supplement), we will be required to offer to repurchase all outstanding notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant interest record date to receive interest due on the relevant interest payment date). However, we may not be able to repurchase the notes upon a Change of Control Repurchase Event because we may not have sufficient funds to do so. In addition, our future debt agreements may contain provisions that restrict us from repurchasing all of the notes tendered by holders upon a Change of Control Repurchase Event. Our failure to repurchase the notes upon a Change of Control Repurchase Event would cause a default under the indenture governing the notes.

The definition of Change of Control requiring us to repurchase the notes is limited.

The provisions of the indenture governing the notes which relate to a Change of Control Repurchase Event may not protect you from certain important corporate events such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transactions not involving a change in voting power or the beneficial ownership of CA. Even transactions involving a change in voting power or beneficial ownership of CA may not involve a change that constitutes a “Change of Control” (as described under “Description of Notes—Change of Control” in this prospectus supplement) and, if not, will not constitute a Change of Control Repurchase Event that would trigger our obligation to repurchase the notes. Furthermore, holders of the notes will have the right to require us to repurchase their notes upon a Change of Control only if, as a result of such Change of Control, the notes receive a reduction in ratings below Investment Grade. If an event occurs that does not constitute a Change of Control Repurchase Event, we will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the occurrence of that event. See “Description of Notes—Change of Control” in this prospectus supplement.

Your ability to transfer the notes may be limited by the absence of an active trading market, and we cannot assure you that an active trading market will develop for the notes.

The notes are a new issue of securities for which there is no established public market. We do not intend to have the notes listed on a national securities exchange or to arrange for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the notes and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you as to the development or liquidity of any trading market for the notes. The liquidity of any market for the notes will depend on a number of factors, including among other things:

•	the number of holders of the notes;

•	our operating performance and financial condition;

•	the market for similar securities and general market conditions;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

We cannot assure you that the market, if any, for the notes will be free from disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. Therefore, we cannot assure you that you will be able to sell your notes at a particular time or the price that you receive when you sell your notes will be favorable.

We expect that the trading price of the notes may be significantly affected by changes in the interest rate environment and other factors, which could change substantially at any time.

We expect that the trading price of the notes will depend on a variety of factors, including, without limitation, the interest rate environment, which may be volatile and is not within our control, the credit ratings of the notes, the liquidity of the market for the notes, the market for similar securities, the time remaining to maturity of the notes and the terms related to optional redemption of the notes, as well as our financial performance. If interest rates, or expected future interest rates, rise during the term of the notes, the trading price of the notes will likely decrease. Because interest rates and interest rate expectations are influenced by a wide variety of factors, many of which are beyond our control, we cannot assure you that changes in interest rates or interest rate expectations will not adversely affect the trading price of the notes.

Forward-Looking Statements

This prospectus supplement and the accompanying prospectus, and the documents incorporated by reference, contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based upon the beliefs of, and assumptions made by, our management, as well as information currently available to management. When used in this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference, the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” “targets” and similar expressions relating to the future are intended to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, certain of these forward-looking statements are described under “Risk Factors” in this prospectus supplement and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2016 10-K Report and our Quarterly Reports on Form 10-Q for the periods ended June 30, 2016, September 30, 2016 and December 31, 2016.

A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to achieve success in our business strategy by, among other things, ensuring that any new offerings address the needs of a rapidly changing market while not adversely affecting the demand for our traditional products or our profitability to an extent greater than anticipated, enabling our sales force to accelerate growth of sales to new customers and expand sales with existing customers, including sales outside of our renewal cycle and to a broadening set of purchasers outside of traditional information technology operations (with such growth and expansion at levels sufficient to offset any decline in revenue or sales in our Mainframe Solutions segment and in certain mature product lines in our Enterprise Solutions segment), effectively managing the strategic shift in our business model to develop more easily installed software, provide additional Software-as-a-Service (SaaS) offerings and refocus our professional services and education engagements on those engagements that are connected to new product sales, without affecting our financial performance to an extent greater than anticipated and effectively managing our pricing and other go-to-market strategies, as well as improving our brand, technology and innovation awareness in the marketplace; the failure to innovate or adapt to technological changes and introduce new software products and services in a timely manner; competition in product and service offerings and pricing; the ability of our products to remain compatible with ever changing operating environments, platforms or third party products; global economic factors or political events beyond our control and other business and legal risks associated with non-U.S. operations; the failure to expand partner programs and sales of our solutions by our partners; the ability to retain and attract qualified professionals; general economic conditions and credit constraints, or unfavorable economic conditions in a particular region, business or industry sector; the ability to successfully integrate acquired companies and products into our existing business, as well as the ability to consummate the Veracode Acquisition and uncertainties as to the timing thereof; risks associated with sales to government customers; breaches of our data center, network, as well as our software products, and the IT environments of our vendors and customers; the ability to adequately manage, evolve and protect our information systems, infrastructure and processes; the failure to renew license transaction on a satisfactory basis; fluctuations in foreign exchange rates; discovery of errors or omissions in our software products or documentation and potential product liability claims; the failure to protect our intellectual property rights and source code; access to software licensed from third parties; risks associated with the use of software from open source code sources; third-party claims of intellectual property infringement or royalty payments; fluctuations in the number, terms and duration of our license agreements, as well as the timing of orders from customers and channel partners; events or circumstances that would require us to record an impairment charge relating to our goodwill or capitalized software and other intangible assets balances; potential tax liabilities; changes in market conditions or our credit ratings; changes in generally accepted accounting principles; the failure to effectively execute our workforce reductions, workforce re-balancing and facilities consolidations; successful and secure outsourcing of various functions to third parties; and other factors described more fully in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference.

Should one or more of these risks or uncertainties occur, or should our assumptions prove incorrect, actual results may vary materially from those described in this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference, as believed, planned, anticipated, expected, estimated, targeted or similarly expressed in a forward-looking manner. We do not intend to update these forward-looking statements, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Use of Proceeds

We estimate the net proceeds to us from the sale of the notes will be approximately $             million after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering for general corporate purposes, which may include the funding of a portion of the Veracode Acquisition. Until the Veracode Acquisition is consummated, these net proceeds will be held in cash or cash equivalents.

Capitalization

The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of December 31, 2016 on an actual basis and as adjusted to give effect to (a) our sale of the notes offered hereby, (b) the expected consummation of the Veracode Acquisition and (c) the application of the estimated net proceeds of this offering and cash on hand to fund the Veracode Acquisition, for a purchase price of $614 million, and the acquisition of Automic, for a purchase price of $643 million, in each case as if such transactions had occurred on December 31, 2016. See “Summary—Our Company—Recent Developments” and “Use of Proceeds” in this prospectus supplement.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2016 10-K Report and our Quarterly Report on Form 10-Q for the period ended December 31, 2016.

	December 31, 2016
($ in millions)	Actual	As Adjusted
Cash and cash equivalents	$2,828	$

Debt (current and long-term)
Bank debt	—
Senior notes	1,650
Notes offered hereby	—
Term Loan due April 2022	300
Other debt	—

Total debt	1,950
Stockholders’ equity	5,576

Total capitalization	$7,526	$

Description of Notes

The following description of notes should be read together with the description set forth in the accompanying prospectus under the heading “Description of Senior Debt Securities.” In the event that information in this prospectus supplement is inconsistent with information in the accompanying prospectus, you should rely on this prospectus supplement.

The description of notes in this prospectus supplement and the accompanying prospectus is only a summary and is intended to be a useful overview of the material provisions of the notes and the indenture, but is not intended to be comprehensive. Since this description of notes is only a summary, you should refer to the indenture for a complete description of our obligations and your rights thereunder. We have filed a copy of the indenture as an exhibit to the registration statement of which the accompanying prospectus is a part.

The notes are a series of “senior debt securities” as described in the accompanying prospectus. We will issue the notes under an indenture, dated as of June 1, 2008, between us and U.S. Bank National Association, as trustee. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by referencing the Trust Indenture Act of 1939. We may at any time, without notice to or the consent of the holders of the notes, issue an unlimited principal amount of additional notes having identical terms and conditions as the notes, other than the issue date, issue price and, in some cases, the first interest payment date. We will be permitted to issue such additional notes only if, at the time of such issuance, we are in compliance with the covenants contained in the indenture. Any additional notes will be part of the same issue as the notes offered hereby and will vote on all matters with the holders of the notes; provided that if such additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, such additional notes shall be issued under a separate CUSIP number.

When we refer to “we,” “us” or “our” in this section, we refer only to CA, Inc., the issuer of the notes, and not to its subsidiaries. Unless otherwise defined in this section below, capitalized terms used in this “Description of Notes” section are defined under “Description of Senior Debt Securities—Definitions” in the accompanying prospectus.

General

The notes will be senior unsecured and unsubordinated indebtedness and will rank equally with all of our existing and future senior unsecured and unsubordinated indebtedness. However, the notes are structurally subordinated to the indebtedness of our subsidiaries with respect to the assets of such subsidiaries and will be effectively subordinated to any of our future secured debt and the secured debt of our subsidiaries to the extent of the value of the assets securing such indebtedness.

The notes will be limited to $             aggregate principal amount in this offering. The notes will be issued in the form of one or more fully registered global securities, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on            , 20    (such date referred to as the “stated maturity date”) unless earlier redeemed by us, and upon surrender will be repaid at 100% of the principal amount thereof. Principal of and premium, if any, and interest on the notes are payable in immediately available funds in U.S. dollars, or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

The notes will bear interest at the rate of        % per annum, from            , 2017, or from the most recent interest payment date to which interest has been paid or provided for. Interest on the notes shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Interest on the notes will be payable semi-annually on each             and            (each such date is referred to as an “interest payment date”), beginning on             , 2017, until the principal amount has been paid or made available for payment, to holders of notes at the close of business on the            or            , as the case may be, immediately preceding the applicable interest payment date (each such date is referred to as an “interest record date”).

Optional Redemption

The notes will be redeemable, at our option, in whole or in part, at any time or from time to time prior to the Par Call Date, upon not less than 30 nor more than 60 days’ notice. Upon redemption of the notes, we will pay a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•	the sum of the present values of the Remaining Scheduled Payments (as defined below) of the notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus basis points, provided that the principal amount of a note remaining outstanding after redemption in part will be $2,000 or an integral multiple of $1,000 in excess thereof;

in each case, plus accrued interest thereon to the date of, but excluding, redemption.

At any time on or after the Par Call Date, we may redeem, in whole or in part, the notes, at 100% of the principal amount being redeemed plus accrued and unpaid interest thereon to but excluding the date fixed for redemption.

If the date of redemption is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the person in whose name the note is registered at the close of business on such interest record date, and no additional interest will be payable to holders whose notes will be subject to redemption by us.

For purposes of this “—Optional Redemption” section, the following terms have the following meanings:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed (assuming, for this purpose, that the notes mature on the Par Call Date) that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities having such comparable maturity.

“Comparable Treasury Price” means, with respect to any date of redemption, the Reference Treasury Dealer Quotations for that date of redemption.

“Independent Investment Banker” means the Reference Treasury Dealer appointed by us.

“Par Call Date” means             , 20    (the date that is            months prior to the maturity date of the notes).

“Reference Treasury Dealer” means (i) each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner and Smith Incorporated and Morgan Stanley & Co. LLC and their respective successors and (ii) any other primary U.S. Government securities dealer in New York City selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that date of redemption, after excluding the highest and lowest of such quotations, unless the Independent Investment Banker obtains fewer than four such quotations, in which case the average of all of such quotations.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related date of redemption therefor if such note matured on the Par Call Date; provided, however, that, if that date of redemption is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that date of redemption.

“Treasury Rate” means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity, computed as of the third Business Day immediately preceding that date of redemption, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

Notice of any redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the date of redemption to each holder of notes to be redeemed. If less than all the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee not more than 60 days before the date of redemption by such method as the trustee deems fair and appropriate. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes or portions thereof called for redemption.

Except as described above, the notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

We may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the indenture.

Ranking

The notes will be senior unsecured and unsubordinated indebtedness and will rank equally with all of our existing and future senior unsecured and unsubordinated indebtedness. However, the notes are structurally subordinated to the indebtedness of our subsidiaries and will be effectively subordinated to any future secured indebtedness to the extent of the value of the assets securing such indebtedness.

As of December 31, 2016, on an as-adjusted basis after giving effect to this offering of the notes and application of the net proceeds therefrom, we would have had approximately $             million of total consolidated indebtedness, including approximately $             million of senior indebtedness.

Change of Control

If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem all of the notes as described under “—Optional Redemption” above, each holder will have the right to require us to repurchase all or any part (equal to $2,000 and integral multiples of $1,000 in excess thereof) of such holder’s notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant interest record date to receive interest due on the relevant interest payment date); provided that after giving effect to the purchase, any notes that remain outstanding shall have a denomination of $2,000 or integral multiples of $1,000 in excess thereof.

Within 30 days following any Change of Control Repurchase Event, unless we have exercised our right to redeem all of the notes as described under “—Optional Redemption” above, we will mail a notice (the “Change of Control Offer”) by first-class mail to each holder, with a copy to the trustee, stating:

•	that such Change of Control Repurchase Event has occurred and that such holder has the right to require us to repurchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant interest record date to receive interest due on the relevant interest payment date) (the “Change of Control Payment”);

•	the date of repurchase (which shall be no earlier than 30 days nor later than 60 days from the date the Change of Control Offer is mailed) (the “Change of Control Payment Date”);

•	the procedures determined by us, consistent with the indenture, that a holder must follow in order to have its notes repurchased; and

•	if the notice is mailed prior to the date of consummation of the Change of Control, that the Change of Control Offer is conditioned upon the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes (equal to $2,000 and integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered; and

•	deliver or cause to be delivered to the trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased by us.

The paying agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, provided that each such new note will be in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the person in whose name a note is registered at the close of business on such interest record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

Except as described above with respect to a Change of Control Repurchase Event, the indenture does not contain provisions that permit the holders to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make the Change of Control Offer upon a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and repurchases all notes validly tendered and not withdrawn under the Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws or regulations in connection with the repurchase of notes pursuant to the Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations described in the indenture by virtue of the conflict.

Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

Our ability to repurchase notes pursuant to the Change of Control Offer may be limited by a number of factors. Certain events that may constitute a change of control under our other senior indebtedness and indebtedness of our subsidiaries and cause a default under the agreements related to such indebtedness may not constitute a Change of Control Repurchase Event under the indenture. Future indebtedness of ours and our subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control Repurchase Event or require such indebtedness to be repurchased upon a Change of Control Repurchase Event. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such indebtedness, even if a Change of Control Repurchase Event itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Relating to the Notes—We may not be able to repurchase the notes upon a Change of Control Repurchase Event” in this prospectus supplement.

Even if sufficient funds were otherwise available, the terms of our future indebtedness may prohibit our prepayment of the notes before their scheduled maturity. Consequently, if we are not able to prepay our senior indebtedness and any such other indebtedness containing similar restrictions or obtain requisite consents, we will not be able to fulfill our repurchase obligations if holders of notes exercise their repurchase rights following a Change of Control Repurchase Event, resulting in a default under the indenture. A default under the indenture will result in a cross-default under our other senior indebtedness.

The Change of Control Repurchase Event provisions described above may deter certain mergers, tender offers and other takeover attempts involving us by increasing the capital required to effectuate such transactions. The definition of “Change of Control” below includes a disposition of all or substantially all of our property and assets and our Restricted Subsidiaries taken as a whole to any person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a person. As a result, it may be unclear as to whether or not a Change of Control, and thus a Change of Control Repurchase Event, has occurred and whether or not a holder of notes may require us to make an offer to repurchase the notes as described above. The provisions under the indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control Repurchase Event may be waived or modified with the written consent of the holders of a majority in principal amount of the outstanding notes.

The Change of Control Repurchase Event is a result of negotiations between us and the underwriters. The repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

A Delaware Chancery Court interpreted a definition similar to “Continuing Directors” below and found that, under Delaware law, for purposes of such definition, a board of directors may approve a slate of shareholder-nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. If a New York court were to adopt a similar interpretation under New York law, the foregoing interpretation would permit our board of directors to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest and the ultimate election of such dissident slate would not constitute a “Change of Control Repurchase Event” that would trigger your right to require us to repurchase your notes as described above.

For purposes of this “—Change of Control” section, the following terms have the following meanings:

“Change of Control” means:

•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of our Voting Stock (for the purposes of this clause, such person or group shall be deemed to beneficially own any of our Voting Stock held by a parent entity if such person or group is the “beneficial owner,” directly or indirectly, of a majority of the voting power of the Voting Stock of such parent entity); or

•	we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the outstanding Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or

•	the first day on which a majority of the members of our board of directors cease to be Continuing Directors; or

•	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of the subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) other than to the Company or one of its subsidiaries; or

•	the adoption by our stockholders of a plan or proposal for our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) we become a direct or indirect wholly owned subsidiary of a holding company and (b) immediately following that transaction, (1) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (2) no person or group is the beneficial owner, directly or indirectly, of more than a majority of the Voting Stock of the holding company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Decline.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who (a) was a member of our board of directors on the closing date of this offering of the notes or (b) was nominated for election or elected to our board of directors with the approval of a majority of the Continuing Directors who were members of our board of directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Ratings Inc., a jointly-owned subsidiary of Fimalac, S.A. and the Hearst Corporation, and its successors.

“Investment Grade” means BBB- or higher by S&P, Baa3 or higher by Moody’s and BBB- or higher by Fitch or the equivalent of such ratings by S&P, Moody’s or Fitch or, if S&P, Moody’s or Fitch shall not make a rating on the notes publicly available, another Rating Agency.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of S&P, Moody’s and Fitch or, to the extent S&P, Moody’s or Fitch do not make a rating on the notes publicly available, a “nationally recognized statistical rating organization” (as such term is defined in Section 3(a)(62) of the Securities Exchange Act of 1934) or “organizations,” as the case may be, selected by us (as certified by a resolution of our board of directors), which shall be substituted for S&P, Moody’s or Fitch, as the case may be.

“Rating Decline” means the notes cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the period from the date of the first public notice of an arrangement that could result in a Change of Control until 60 days following the consummation of such Change of Control (which period will be extended following the consummation of such Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible downgrade in its rating of the notes).

“S&P” means Standard & Poor’s Ratings Services LLC, a division of S&P Global Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Additional Information

See ‘‘Description of Senior Debt Securities’’ in the accompanying prospectus for additional important information about the notes, including, general information about the indenture, amendments and waivers to the indenture and the notes, permissible transfer and exchange of the notes, defeasance, the governing law of the indenture and the notes, the trustee, book-entry delivery and settlement of the notes, including settlement through Euroclear and Clearstream, as well as a description of additional restrictions and covenants and the events of default under the indenture.

Certain Material United States Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. Except where noted, this summary deals only with notes held as capital assets by beneficial owners of the notes who purchase notes in this offering at their issue price, which is the first price at which a substantial amount of the notes is sold to investors, excluding sales to the underwriters or to similar persons acting in the capacity of placement agents or wholesalers. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the Treasury Regulations promulgated thereunder and judicial and administrative rulings and decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not purport to address all aspects of U.S. federal income taxation that may affect particular investors in light of their individual circumstances, or certain types of investors subject to special treatment under the U.S. federal income tax laws, such as persons that mark to market their securities, financial institutions, regulated investment companies, real estate investment trusts, corporations subject to the accumulated earnings tax, holders subject to the alternative minimum tax or the Medicare contribution tax on net investment income, individual retirement and other tax-deferred accounts, tax-exempt organizations, brokers, dealers in securities and commodities, certain former U.S. citizens or long-term residents, life insurance companies, persons that hold notes as part of a hedge against currency or interest rate risks or that hold notes as part of a position in a constructive sale, straddle, conversion transaction or other integrated transaction for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, persons that acquire their notes in connection with employment or other performance of personal services, partnerships or other pass-through entities and investors in such entities, subsequent purchasers of the notes and U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar or who hold their notes through non-U.S. brokers or other non-U.S. intermediaries. This summary does not address any aspect of state, local or foreign taxation or any U.S. federal tax other than the income tax.

For purposes of this summary, a “U.S. holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (a) a court within the United States is able to exercise primary jurisdiction over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect to be treated as a U.S. person.

For purposes of this summary, a “non-U.S. holder” is a beneficial owner of a note that is not a U.S. holder or a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes).

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partnerships that hold notes (and partners in such partnerships) should consult their tax advisors.

We have not requested, and do not intend to request, a ruling from the U.S. Internal Revenue Service, or the IRS, with respect to any of the U.S. federal income tax consequences described below. There can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth herein.

If you are considering investing in the notes, you should consult your own tax advisor with respect to your particular tax consequences of the purchase, ownership and disposition of the notes, including the consequences under the laws of any state, local or non-U.S. jurisdiction.

Certain Additional Payments

The notes will be redeemable, at our option, in whole or in part, at any time or from time to time, upon not less than 30 days but not more than 60 days’ notice (see “Description of Notes—Optional Redemption”). Under special rules governing these types of options, we will be deemed not to exercise these options to redeem the notes, and the possibility of any redemption premium will not affect the amount of income recognized by you in advance of your receipt of any such redemption premium.

If a Change of Control Repurchase Event occurs, then holders of notes will have the right to require us to repurchase all or any part of their notes at 101% of the principal amount of the notes plus accrued and unpaid interest, if any (see ”Description of Notes—Change of Control”). If the amount or timing of any payment on a debt instrument is contingent, the debt instrument could be subject to special rules that apply to “contingent payment debt instruments.” We intend to take the position that the possibility of a payment upon a Change of Control Repurchase Event will not cause a note to be treated as a “contingent payment debt instrument” for purposes of the original issue discount provisions of the Code and the Treasury Regulations. Our determination that the notes are not contingent payment debt instruments is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a holder, under the original issue discount provisions of the Code and the Treasury Regulations, might be required to accrue income on its notes in excess of stated interest and prior to the receipt of cash, and may be required to treat as ordinary income rather than as capital gain any income realized on the taxable disposition of a note. The rest of this discussion assumes our position is correct.

U.S. Holders

Interest Income. If the notes are issued at a discount from their stated redemption price at maturity, it is expected that any such discount will be less than the statutorily defined de minimis amount. Accordingly, stated interest on a note will generally be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Other Taxable Disposition of a Note. Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption, retirement or other taxable disposition and the holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “—Payments of Interest” above. A U.S. holder’s adjusted tax basis in a note will generally be such holder’s cost for the note. Gain or loss realized on the sale, exchange, redemption, retirement or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, redemption, retirement or other taxable disposition the note has been held by the holder for more than one year. Long-term capital gains of non-corporate U.S. holders may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations under the Code.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes, unless the U.S. holder is an exempt recipient such as a corporation and, if required, demonstrates its status as an exempt recipient. A U.S. holder will be subject to U.S. backup withholding, currently at a rate of 28%, on these payments if the U.S. holder fails to provide its taxpayer identification number to the applicable withholding agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Payments of Interest. Subject to the discussion below concerning backup withholding and FATCA withholding, payments of interest on a note received or accrued by a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax, as long as the non-U.S. holder:

•	does not conduct a trade or business in the United States with respect to which the interest is effectively connected;

•	does not actually, indirectly or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, within the meaning of Section 871(h)(3) of the Code;

•	is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of Section 881(c)(3)(C) of the Code;

•	is not a bank whose receipt of the interest is described in Section 881(c)(3)(A) of the Code; and

•	satisfies the certification requirements described below.

The certification requirements will be satisfied if either (a) the beneficial owner of the note timely certifies, under penalties of perjury, to us or to the person who otherwise would be required to withhold U.S. tax that such owner is a non-U.S. holder and provides its name and address or (b) a custodian, broker, nominee or other intermediary acting as an agent for the beneficial owner (such as a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business) that holds the note in such capacity timely certifies, under penalties of perjury, to us or to the person who otherwise would be required to withhold U.S. tax that such statement has been received from the beneficial owner of the note by such intermediary, or by any other financial institution between such intermediary and the beneficial owner, and furnishes to us or to the person who otherwise would be required to withhold U.S. tax a copy thereof. In general, the foregoing certification may be provided on a properly completed IRS Form W-8BEN (in the case of a non-U.S. holder who is an individual), IRS Form W-8BEN-E (in the case of a non-U.S. holder that is an entity) or W-8IMY (in the case of an intermediary), as applicable.

A non-U.S. holder that is not exempt from tax under the foregoing rules generally will be subject to U.S. federal income tax withholding on payments of interest at a rate of 30% unless:

•	the interest is effectively connected with a U.S. trade or business conducted by such holder (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment maintained in the United States by the non-U.S. holder), in which case the non-U.S. holder will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. holders generally; or

•	an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax.

A non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes and has effectively connected interest income (as described in the first bullet point above) may also, under certain circumstances, be subject to an additional “branch profits tax,” which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty.

To claim the benefit of an income tax treaty or to claim exemption from withholding because income is effectively connected with a U.S. trade or business, the non-U.S. holder must timely provide the appropriate, properly executed IRS forms. Certification to claim income is effectively connected with a U.S. trade or business is generally made on IRS Form W-8ECI. Certification to claim the benefit of an income tax treaty is generally made on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. These forms may be required to be periodically updated.

Sale, Exchange or Other Taxable Disposition of a Note. Subject to the discussion below concerning backup withholding and FATCA withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a note unless

(a) such gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment maintained in the United States by the non-U.S. holder) or (b) in the case of a non-U.S. holder who is an individual, the holder is present in the United States for 183 days or more during the taxable year in which such gain is realized and certain other conditions exist.

Except to the extent that an applicable income tax treaty otherwise provides, generally a non-U.S. holder that is described in clause (a) above will be taxed in the same manner as a U.S. holder with respect to gain that is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and such a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to the branch profits tax as described above. Except to the extent that an applicable income tax treaty otherwise provides, an individual non-U.S. holder who is described in clause (b) above will be subject to a flat 30% tax on gain derived from the sale or other disposition, which may be offset by certain U.S. source capital losses.

Information Reporting and Backup Withholding. Payments of interest to a non-U.S. holder generally will be reported to the IRS and to the non-U.S. holder. Copies of applicable IRS information returns may be made available under the provisions of a specific tax treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides. Non-U.S. holders are generally exempt from backup withholding, currently at a rate of 28%, and additional information reporting on payments of principal, premium (if any), or interest on a note and the payment of proceeds from the sale of a note, provided that the non-U.S. holder (a) certifies its nonresident status on the appropriate IRS form (or a suitable substitute form) and certain other conditions are met or (b) otherwise establishes an exemption. Backup withholding is not an additional tax. Any backup withholding generally will be allowed as a credit or refund against the non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA Withholding. Under the Foreign Account Tax Compliance Act provisions of the Code and related U.S. Treasury guidance (“FATCA”), a U.S. federal withholding tax of 30% will be imposed in certain circumstances on payments of (i) interest on the notes and (ii) on or after January 1, 2019, the gross proceeds from the disposition of the notes. In the case of payments made to a “foreign financial institution” (such as a bank, a broker, an investment fund or, in certain cases, a holding company), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States (an “FFI Agreement”) or (ii) is required by (and does comply with) applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”) to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution and, in either case, such institution provides the withholding agent with a certification as to its FATCA status. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification as to its FATCA status and, in certain cases, identifies any “substantial” U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity). If a note is held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) may be required, subject to certain exceptions, to withhold tax on payments made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement and is not subject to similar requirements under applicable foreign law enacted in connection with an IGA. Prospective purchasers of the notes should consult their own tax advisors regarding the application of FATCA to the purchase, ownership and disposition of notes in their particular circumstances.

Certain ERISA Considerations

The following is a summary of certain considerations associated with the purchase and holding of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA) of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the management of an ERISA Plan or exercises any authority or control over the management or disposition of an ERISA Plan’s assets, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition or holding of the notes by an ERISA Plan with respect to which we or the underwriters are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, purchase or holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the party in interest nor any of its affiliates (directly or indirectly) has or exercises any discretionary authority or control or renders any investment advice with respect to the ERISA Plan assets involved in the transaction, and provided further that the ERISA Plan pays no more or receives no less than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to purchase or hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes (and holding or disposing of the notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase, holding and disposition of the notes.

Underwriting

J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
J.P. Morgan Securities LLC	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of            % of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to            % of the principal amount of the notes. After the initial offering, the public offering prices, concessions or any other terms of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $            and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market prices and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, from the date of this prospectus supplement through and including the closing of this offering, without first obtaining the prior written consent of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities that are substantially similar to the notes issued or guaranteed by us and having a tenor of more than one year.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market prices of the notes or preventing or retarding a decline in the market prices of the notes. As a result, the prices of the notes may be higher than the prices that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Specifically, affiliates of the underwriters are lenders and serve in various roles under our revolving credit facility and/or our term loan agreement. In the case of our revolving credit facility, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, serves as co-administrative agent and J.P. Morgan Securities LLC serves as a joint lead arranger and joint bookrunner; Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, serves as co-administrative agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated serves as a joint lead arranger and joint bookrunner; Morgan Stanley MUFG Loan Partners, LLC, an affiliate of Morgan Stanley & Co. LLC, serves as syndicated agent and as a joint lead arranger and joint bookrunner; Barclays Bank PLC, an affiliate of Barclays Capital Inc., serves as documentation agent and Citigroup Global Markets Inc. serves as paying agent and co-administrative agent and Citigroup Global Markets Inc. serves as a joint lead arranger and joint bookrunner. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, also serves as an administrative agent in the case of our term loan agreement.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

T+2 Settlement Cycle

We expect that delivery of the notes will be made against payment therefor on the second business day after the date hereof (such settlement being referred to as ‘‘T+2’’). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers will be expected to pay for their notes within two business days of the date hereof.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this Prospectus Supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offers of notes which are the subject of the offering contemplated by this Prospectus Supplement have been made or will be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Company for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purpose of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC , as amended, including by Directive 2010/73/EU, and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute a prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange and neither this prospectus supplement nor any other marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland. Accordingly, the notes may not be offered to the public in or from Switzerland.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (a) in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (b) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (c) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Securities and Exchange Law of Japan. Accordingly, the notes may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person that is (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, securities (as defined in Section 239(1) of the SFA) or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, (2) where no consideration is given for the transfer or (3) by operation of law.

Legal Matters

The validity of the notes will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

Experts

The consolidated financial statements and schedule of CA, Inc. and subsidiaries as of March 31, 2016 and 2015, and for each of the years in the three-year period ended March 31, 2016, included in our 2016 10-K Report, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2016, included in our 2016 10-K Report, have been incorporated by reference in the accompanying prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference in the accompanying prospectus, and upon the authority of said firm as experts in accounting and auditing.

With respect to the unaudited interim financial information for the three-month, six-month and nine-month periods ended June 30, 2016 and 2015, September 30, 2016 and 2015 and December 31, 2016 and 2015, which are incorporated by reference in the accompanying prospectus, the independent registered public accounting firm has reported that they applied limited procedures in accordance with the professional standards for a review of such information. However, their separate reports included in our Quarterly Reports on Form 10-Q for the periods ended June 30, 2016, September 30, 2016 and December 31, 2016, and incorporated by reference in the accompanying prospectus, states that they did not audit and they do not express an opinion on the interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act of 1933.

Prospectus

CA, Inc.

Senior Debt Securities

Senior Subordinated Debt Securities

Junior Subordinated Debt Securities

Preferred Stock

Common Stock

We may offer from time to time, in one or more offerings, senior debt securities, senior subordinated debt securities, junior subordinated debt securities, preferred stock or common stock. The securities we may offer may be convertible into or exchangeable for our other securities and may be sold separately or as units with our other securities. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide a supplement to accompany this prospectus each time we offer any of these securities. The accompanying prospectus supplement will describe the specific manner in which we will offer such securities and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “CA.”

Investing in our securities involves risks. See “Risk Factors” on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 9, 2014.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus or the accompanying prospectus supplement or any free writing prospectus and the registration statement of which this prospectus is a part. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

We are not offering to sell these securities in places where offers and sales are not permitted.

You should assume that the information contained or incorporated by reference in this prospectus and the accompanying prospectus supplement is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

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About this Prospectus

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may, at any time and from time to time, issue and sell, in one or more offerings, the securities described in this prospectus.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that accompanies this prospectus that will contain specific information about the terms of that offering and the offered securities. The accompanying prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in the accompanying prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and the accompanying prospectus supplement, together with additional information described under “Where You Can Find More Information” before making your investment decision.

Unless the context otherwise requires, references in this prospectus and the accompanying prospectus supplement to “we,” “us” and “our” refer to CA, Inc.

Risk Factors

Investing in our securities involves risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under “Risk Factors” in the accompanying prospectus supplement and in the documents we incorporate by reference in this prospectus and the accompanying prospectus supplement.

Our Company

We are one of the world’s leading providers of information technology (IT) management software and solutions. Our solutions help organizations of all sizes develop, manage, and secure complex IT environments that increase productivity and enhance the competitiveness in their businesses. We do this across a wide range of environments such as mainframe, distributed, cloud, and mobile.

We have a broad and deep portfolio of software solutions. We organize our offerings in Mainframe Solutions, Enterprise Solutions and Services segments.

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Mainframe Solutions products are designed mainly for the IBM System z mainframe platform, which runs many of our largest customers’ mission-critical applications. We help customers seamlessly manage their mainframe as part of their evolving data center through flexible management approaches, cross-platform visibility and workload portability.

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Enterprise Solutions products operate on non-mainframe platforms and include our DevOps, Management Cloud, and Security product groups. DevOps includes application delivery, application performance management and infrastructure management. Management Cloud helps customers optimize their investments, projects, resources and processes. Security delivers identity-centric security solutions to meet the needs of today’s mobile, cloud-connected, open enterprise.

•	Services helps customers reach their IT and business goals by enabling the rapid implementation and adoption of our mainframe solutions and enterprise solutions.

Our principal executive offices are located at 520 Madison Avenue, New York, New York 10022, and our main telephone number is (800) 225-5224. Our website is located at http://www.ca.com. Our website and the information contained on our website are not part of this prospectus.

Where You Can Find More Information

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that site on the world wide web is http://www.sec.gov. The information on the SEC’s web site is not part of this prospectus, and any references to this web site or any other web site are inactive textual references only.

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC and incorporate by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended March 31, 2014;

•	our Current Report on Form 8-K as filed with the SEC on May 14, 2014; and

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the description of our common stock contained in the registration statement on Form 8-A/A filed with the SEC on April 28, 2008 and any amendment thereof or other report that we may file after the date of this prospectus for the purpose of updating such description.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 that are made prior to the termination of any offering of securities offered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number: Investor Relations, CA, Inc., 520 Madison Avenue, New York, New York 10022, telephone (800) 225-5224. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

Use of Proceeds

Unless we state otherwise in the accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes. General corporate purposes may include repayment or redemption of existing indebtedness and future acquisitions and strategic investment opportunities. Pending the application of net proceeds, we expect to invest the net proceeds in investment grade, interest-bearing securities.

Ratios of Earnings to Fixed Charges

The following table sets forth our ratios of earnings to fixed charges for the periods indicated:

	Fiscal year ended March 31,
	2010	2011	2012	2013	2014
Ratio of earnings to fixed charges(1)	8.24	10.79	12.57	12.44	9.45

(1)	We currently do not have any preferred stock outstanding and we did not pay or accrue any dividends on preferred stock during the years presented above.

For purposes of this computation, earnings are defined as our pre-tax earnings or loss from continuing operations plus our fixed charges. Fixed charges are the sum of:

•	interest expense;

•	amortization of deferred financing costs and debt discounts; and

•	the portion of operating lease rental expense that is representative of the interest factor (deemed to be one third).

Description of Senior Debt Securities

General

The following is a summary of the general terms of the senior debt securities we may issue under an indenture, dated as of June 1, 2008, between us and U.S. Bank National Association, as trustee. The terms of the senior debt securities include those expressly set forth in the indenture and those made part of the indenture by referencing the Trust Indenture Act of 1939. The particular terms of the senior debt securities of any series and the extent, if any, to which such general terms may apply to the senior debt securities of such series will be described in the prospectus supplement applicable to the senior debt securities of such series. If there is any inconsistency between the information in this prospectus and the prospectus supplement applicable to the debt securities of such series, you should rely on the information in the accompanying prospectus supplement. This description of senior debt securities provides an overview of the material provisions of the senior debt securities and, to the extent applicable to the senior debt securities, the indenture. Since this description of senior debt securities is a summary, you should refer to the indenture for a complete description of our obligations and the rights of a holder of senior debt securities thereunder. We have filed a copy of the indenture as an exhibit to the registration statement of which this prospectus is a part.

When we refer to “we,” “us” or “our” in this section, we refer only to CA, Inc., the issuer of the senior debt securities, and not to its subsidiaries. Unless otherwise defined in this prospectus, capitalized terms used in this “Description of Senior Debt Securities” section are defined under “— Definitions” below.

The senior debt securities will be senior unsecured and unsubordinated indebtedness and will rank equally with all of our existing and future senior unsecured and unsubordinated indebtedness. However, the senior debt securities are structurally subordinated to the indebtedness of our subsidiaries and effectively subordinated to our secured debt to the extent of the value of the assets securing such indebtedness.

There is no requirement under the indenture that future issuances of our senior debt securities be issued under the indenture, and we will be free to use other indentures or instruments, which may contain provisions different from those contained in the indenture or applicable to one or more series of senior debt securities issued thereunder, in connection with future issuances of such other senior debt securities.

The indenture does not limit the aggregate principal amount of senior debt securities that may be issued thereunder. The indenture provides that the senior debt securities may be issued in one or more series. The senior debt securities may be issued at various times and may have differing maturity dates and may bear different interest rates. The prospectus supplement applicable to the senior debt securities of any series will describe:

•	the designation and aggregate principal amount of the senior debt securities of such series and their authorized denominations (if other than $1,000 and integral multiples of $1,000);

•	the date or dates on which the senior debt securities of such series will mature;

•	the interest rate or rates, or method of calculation of such rate or rates, on the senior debt securities of such series, and the date from which such interest shall accrue;

•	the dates on which such interest will be payable or the method by which such dates are to be determined;

•	the record dates for payment of such interest;

•	any obligation to redeem or repurchase the senior debt securities of such series, whether pursuant to a sinking fund or analogous provision or at our option or the option of the holder thereof;

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the period or periods within which, the price or prices at which, and the terms and conditions upon which, the senior debt securities of such series may be redeemed or repurchased, in whole or in part;

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the inapplicability of any event of default or covenant set forth in the indenture relating to the senior debt securities, or the applicability of any other events of default or covenant in addition to the events of default or covenants set forth in the indenture relating to the senior debt securities; or

•	other specific terms applicable to the senior debt securities of such series.

Principal of and premium, if any, and interest on the senior debt securities will be payable, and the senior debt securities may be exchanged or transferred, at the corporate trust office of the trustee (which initially shall be at 100 Wall Street, Suite 1600, New York, New York 10005), except that, at our option, payment of interest may be made by check mailed to the registered holders of the senior debt securities at their registered addresses. No service charge will be made for any registration of transfer or exchange of senior debt securities, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with such transfer or exchange.

In any case where the date of payment of the principal of or premium, if any, or interest on the senior debt securities of any series, including the date, if any, fixed for redemption or repurchase of the senior debt securities of such series, shall not be a “business day” (as defined below), then payment of principal, premium or interest need not be made on that date at such place but may be made on the next succeeding business day, with the same force and effect as if made on the applicable payment date or the date fixed for redemption or repurchase, and no interest shall accrue for the period after that date. A “business day” shall mean a day that is not, in New York City, a Saturday, Sunday, a legal holiday or a day on which banking institutions are authorized or obligated by law to close.

Ranking

The senior debt securities will be senior unsecured and unsubordinated indebtedness and will rank equally with all of our existing and future senior unsecured and unsubordinated indebtedness. However, the senior debt securities will be structurally subordinated to the indebtedness of our subsidiaries and effectively subordinated to our secured indebtedness to the extent of the value of the assets securing such indebtedness.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities and expenses incurred by the trustee in connection with its duties relating to the senior debt securities. The trustee’s claims for these payments will generally be senior to those of holders of senior debt securities in respect of all funds collected or held by the trustee.

The senior debt securities are exclusively our obligations. Our cash flow and our ability to service our indebtedness, including the senior debt securities, is partially dependent upon the earnings of our subsidiaries. In addition, we are particularly dependent on the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries will have no obligation to pay any amounts due on any series of senior debt securities or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Our right to receive any assets of any subsidiary upon its liquidation or reorganization, and, therefore, our right to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to the indebtedness held by us.

Covenants

Unless otherwise indicated in the prospectus supplement applicable to the senior debt securities of any series and except as discussed below, we are not restricted by the indenture from:

•	incurring any type of indebtedness or other obligation;

•	paying dividends or making distributions on our capital stock; or

•	purchasing or redeeming our capital stock.

We are not required under the indenture to maintain any financial ratios or specified levels of net worth or liquidity.

The indenture contains various covenants, including, among others, the following:

Limitation on Liens

So long as the senior debt securities of any series are outstanding under the indenture, neither we nor any Restricted Subsidiary will, directly or indirectly, issue, incur, create, assume or guarantee any indebtedness secured by a mortgage, security interest, pledge, lien, charge or other encumbrance upon any Principal Property or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares or indebtedness are now existing or owned or hereafter created or acquired), unless prior to or at the same time the senior debt securities of such series are equally and ratably secured with or, at our option, prior to such secured indebtedness. Mortgages, security interests, pledges, liens, charges and other encumbrances are collectively referred to in this prospectus as “mortgages.”

This restriction does not apply to:

(1) mortgages on property, shares of stock or indebtedness or other assets of any corporation existing at the time such corporation becomes a Restricted Subsidiary, provided that such mortgage was not incurred in anticipation of such corporation becoming a Restricted Subsidiary;

(2) mortgages on property, shares of stock or indebtedness existing at the time of acquisition by us or any Restricted Subsidiary (which may include property previously leased by us and leasehold interests on the property, provided that the lease terminates prior to or upon the acquisition) or mortgages on property, shares of stock or indebtedness to secure the payment of all or any part of the purchase price of the property, shares of stock or indebtedness, or mortgages on property, shares of stock or indebtedness to secure any indebtedness incurred prior to, at the time of, or within 270 days after, the latest of the acquisition or, in the case of property, the completion of construction, the completion of improvements or the beginning of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price of the property, the construction or the making of the improvements;

(3) mortgages in favor of us or another Restricted Subsidiary;

(4) mortgages existing at the time of the closing of the offering of the senior debt securities of such series;

(5) mortgages on property or other assets of a corporation existing at the time a corporation is merged into or consolidated with either us or any Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to either us or any Restricted Subsidiary, provided that this mortgage was not incurred in anticipation of the merger or consolidation or sale, lease or other disposition;

(6) mortgages in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia) to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the property subject to such mortgages;

(7) mortgages created in connection with a project financed with, and created to secure, a Nonrecourse Obligation;

(8) mortgages securing all of the senior debt securities of such series outstanding under the indenture; or

(9) extensions, renewals or replacements of any mortgage referred to in clauses (1) through (8) above without increase of the principal of the indebtedness secured by the mortgage; provided, however, that any mortgages permitted by any of clauses (1) through (8) above shall not extend to or cover any property of ours or that of any Restricted Subsidiary, as the case may be, other than the property specified in these clauses and improvements to this property.

We and any Restricted Subsidiary are permitted to issue, incur, create, assume or guarantee indebtedness secured by a mortgage that would otherwise not be permitted without equally and ratably securing the senior debt securities of such series then outstanding under the indenture, if, after giving effect thereto and any concurrent retirement of indebtedness, the aggregate amount of all indebtedness secured by mortgages (not including mortgages permitted under clauses (1) through (9) above) does not at such time exceed 15% of Consolidated Net Assets.

Limitation on Sale/Leaseback Transactions

So long as the senior debt securities of any series are outstanding under the indenture, neither we nor any Restricted Subsidiary will enter into any “sale/leaseback transaction” (as defined below) with respect to any Principal Property, whether now owned or hereafter acquired by us or any Restricted Subsidiary, unless:

(a) we or such Restricted Subsidiary would, at the time of entering into such arrangement, be able to incur indebtedness secured by a mortgage on the Principal Property involved in the transaction at least equal in amount to the Attributable Debt with respect to such sale/leaseback transaction, without equally and ratably securing the senior debt securities of such series under the covenant described in “— Limitation on Liens” above; or

(b) the net proceeds of the sale of the Principal Property to be leased are at least equal to such Principal Property’s fair market value, as determined by our board of directors, and the proceeds are applied within 180 days of the effective date of the sale/leaseback transaction to the purchase, construction, development or acquisition of assets or to the repayment of indebtedness of us or any Restricted Subsidiary.

This restriction does not apply to sale/leaseback transactions:

•	entered into prior to the time of the closing of the offering of the senior debt securities of such series;

•	between us and any Restricted Subsidiary or between Restricted Subsidiaries;

•	under which the rent payable pursuant to such lease is to be reimbursed under a contract with the U.S. Government or any instrumentality or agency thereof;

•	involving leases for a period of no longer than three years; or

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in which the lease for the property or asset is entered into within 270 days after the date of acquisition, completion of construction or commencement of full operations of such property or asset, whichever is latest.

A “sale/leaseback transaction” means an arrangement relating to property now owned or hereafter acquired whereby either we transfer, or any Restricted Subsidiary transfers, such property to a person and either we or any Restricted Subsidiary leases it back from such person.

Notwithstanding the restrictions outlined in the preceding paragraphs, we and any Restricted Subsidiary will be permitted to enter into sale/leaseback transactions that would otherwise be subject to such restrictions, without complying with the requirements of clauses (a) and (b) above, if, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to sale/leaseback transactions existing at such time that could not have been entered into except for the provisions described in this paragraph, together with the aggregate amount of all outstanding indebtedness secured by mortgages permitted by any of clauses (1) through (9) under “— Limitation on Liens” above, does not exceed 15% of Consolidated Net Assets.

Merger, Consolidation or Sale of Assets

We may, without the consent of the holders of any outstanding series of senior debt securities, consolidate with, sell, lease, convey or otherwise transfer all or substantially all of our assets to, or merge with or into, any other person or entity, provided that:

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we shall be the continuing entity, or the successor entity formed from the consolidation or merger or the entity that received the transfer of the assets is organized and validly existing under the laws of any jurisdiction in the United States of America and expressly assumes the due and punctual payment of the principal of and premium, if any, and interest on the senior debt securities and the performance or observance of every covenant in the indenture;

•	immediately after giving effect to the transaction, no default shall have occurred and be continuing; and

•	an officers’ certificate and legal opinion are delivered to the trustee, each stating that the consolidation, merger, conveyance or transfer complies with the preceding two bullet points.

The successor person or entity will succeed to us, and be substituted for us, and may exercise all of our rights and powers under the indenture, but in the case of a lease of all or substantially all of our assets we will not be released from the obligation to pay the principal of and premium, if any, and interest on the senior debt securities.

Defaults

Unless otherwise indicated in the prospectus supplement applicable to the senior debt securities of any series, each of the following is an “event of default” with respect to the senior debt securities of such series under the indenture:

(1) a default in the payment of any interest on any debt security of such series when due, which default continues for 30 days or more;

(2) a default in the payment of principal of or premium, if any, on any debt security of such series when due at its stated maturity date, upon optional redemption or required repurchase, upon declaration of acceleration or otherwise;

(3) a failure by us to comply with our other agreements contained in the indenture (other than any such agreement that is solely for the benefit of debt securities other than such series) continuing for 90 days after written notice has been given as provided in the indenture;

(4) (a) a failure to make any payment at maturity, including any applicable grace period, on any of our indebtedness in an amount in excess of $50,000,000 and continuance of this failure to pay or (b) a default on any of our indebtedness, which default results in the acceleration of indebtedness in an amount in excess of $50,000,000 without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, for a period of, in the case of clause (a) or (b) above, 30 days or more after written notice thereof to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of such series; provided, however, that if the failure, default or acceleration referred to in clause (a) or (b) above shall cease or be cured, waived, rescinded or annulled, then the event of default shall be deemed cured; and

(5) the occurrence of various events of bankruptcy, insolvency or reorganization involving us as provided in the indenture.

The foregoing constitute events of default whatever the reason for any such event of default and whether it is voluntary or involuntary or is effected by operation of any law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

If an event of default with respect to the senior debt securities of any series, other than an event of default described in clause (5) above, occurs and is continuing, then the trustee or the holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of such series by notice to us may declare the principal of and accrued but unpaid interest on all the senior debt securities of such series to be due and payable. Upon this declaration, principal of and interest on the senior debt securities of such series will be immediately due and payable. If an event of default described in clause (5) above occurs and is continuing, the principal of and accrued but unpaid interest on all the senior debt securities of such series will become immediately due and payable without any declaration or other act on the part of the trustee or any holders. Under some circumstances, the holders of a majority in aggregate principal amount of the outstanding senior debt securities of such series may rescind any acceleration with respect to the senior debt securities of such series and its consequences.

If an event of default occurs and is continuing, the trustee, in conformity with its duties under the indenture, will exercise all rights or powers under the indenture at the request or direction of any of the holders, provided the holders provide the trustee with a reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of senior debt securities of any series may pursue any remedy with respect to the indenture or the senior debt securities unless:

•	such holder previously notified the trustee that an event of default is continuing;

•	the holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of such series requested the trustee to pursue the remedy;

•	such holders offered the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request;

•	the trustee has not complied with the holder’s request within 60 days after its receipt of such notice, request and offer of security or indemnity; and

•	the holders of a majority in principal amount of the outstanding senior debt securities of such series have not given the trustee a direction inconsistent with the request within the 60-day period.

Generally, the holders of a majority in principal amount of the outstanding senior debt securities of a series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee with respect to the senior debt securities of such series. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of senior debt securities of such series or that would expose the trustee to personal liability.

If a default with respect to the senior debt securities of a series occurs and is continuing and is known to the trustee, the trustee must mail to each holder of any debt security of such series notice of the default within 90 days after it is known to the trustee. Except in the case of a default in the payment of principal of, premium, if any, or interest on any debt security of such series, the trustee may withhold notice if the trustee determines in good faith that withholding notice is not opposed to the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers of the certificate know of any default that occurred during the previous fiscal year. We also are required to notify the trustee within 30 days of the occurrence of any event that would constitute various defaults, their status and what action we are taking or propose to take in respect of these defaults.

Amendments and Waivers

We and the trustee may amend the indenture as to the senior debt securities of any series with the consent of the holders of a majority in principal amount of the senior debt securities of such series then outstanding. Any past default or compliance with any provisions of the indenture or the senior debt securities of such series may be waived with the consent of the holders of a majority in principal amount of the senior debt securities of such series then outstanding. These consents may be obtained through a tender offer or exchange offer for the senior debt securities of such series.

Without the consent of each holder of an outstanding debt security of any series, we may not amend the indenture as to such series to:

•	reduce the amount of senior debt securities of such series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest on any debt security of such series;

•	reduce the principal of or premium, if any, on any debt security of such series or change its stated maturity date or the time at which it may be redeemed or repurchased;

•	make any debt security of such series payable in money other than that stated in the debt security of such series;

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impair the right of any holder of any debt security of such series to receive payment of principal of and interest on the senior debt securities of such series on or after the due dates for the payment of the principal or interest or to institute suit for the enforcement of any payment on or with respect to the senior debt securities of such series;

•	make any changes that would affect the ranking of the senior debt securities of such series in a manner adverse to the holders thereof; or

•	make any change in the amendment or waiver provisions relating to the senior debt securities of such series that require the consent of each holder thereof.

We and the trustee may, however, amend or supplement the indenture without the consent of any holder of the senior debt securities of any series as to:

•	cure, correct or supplement any ambiguity, omission, defect or inconsistency as to the senior debt securities of such series;

•	provide for the assumption by a successor corporation of our obligations under the indenture as to the senior debt securities of such series;

•	add guarantees or collateral security with respect to the senior debt securities of such series;

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add to our covenants under the indenture for the benefit of the holders of the senior debt securities of such series or to surrender any right or power conferred upon us as to the senior debt securities of such series;

•	make any change that does not adversely affect the rights of any holder of senior debt securities of such series in any material respect;

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change or eliminate any of the provisions of the indenture provided that any such change or elimination will become effective only when there is no security outstanding of any series created prior to the execution of such amendment or supplement that is adversely affected by such provision; or

•	comply with any requirement of the SEC regarding qualification of the indenture under the Trust Indenture Act of 1939.

It is not necessary that any consent of the holders of the senior debt securities of any series required under the indenture approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Transfer and Exchange

A holder may transfer or exchange senior debt securities of a series in accordance with the indenture. Upon any transfer or exchange, the registrar of the senior debt securities and the trustee may require a holder to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes required by law or permitted by the indenture, including any transfer tax or other similar governmental charge payable as part of the transfer or exchange. We are not required to transfer or exchange any debt security selected for redemption or to transfer or exchange any debt security for a period of 15 days prior to a selection of senior debt securities to be redeemed. The senior debt securities will be issued in registered form and the registered holder of a debt security will be treated as the owner of the debt security for all purposes.

Defeasance

With respect to the senior debt securities of any series, we may, at any time, terminate all of our obligations under the senior debt securities of such series and the indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the senior debt securities of such securities, to replace mutilated, destroyed, lost or stolen senior debt securities of such series and to maintain a registrar and paying agent in respect of the senior debt securities of such series. We at any time may terminate our obligations with respect to the senior debt securities of any series under the covenants described under “— Covenants” and the occurrence of an event of default described in clause (4) under “— Defaults” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the senior debt securities of any series may not be accelerated because of an event of default with respect thereto. If we exercise our covenant defeasance option, payment of the senior debt securities of such series may not be accelerated because of an event of default described in clause (3) (except for the covenant described under “— Covenants — Merger, Consolidation or Sale of Assets”) or clause (4) under “— Defaults” above.

To exercise either defeasance option with respect to the senior debt securities of any series:

•

we must irrevocably deposit with the trustee, in trust for the benefit of the holders of the senior debt securities of such series, money or U.S. government obligations that will provide cash at the times and in the amounts as will be sufficient to pay principal, premium and interest when due on all the senior debt securities of such series to maturity or redemption;

•

we must deliver to the trustee an opinion of counsel that will provide that the holders of the senior debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred;

•

in the case of legal defeasance only, the opinion of counsel referred to in the clause above must be based on a ruling of the U.S. Internal Revenue Service or other change in applicable U.S. federal income tax law; and

•	no default shall have occurred and be continuing.

Concerning the Trustee

U.S. Bank National Association is the trustee under the indenture and is also registrar and paying agent of the senior debt securities.

The indenture contains limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in some cases, or to realize on property received in respect of any of these claims as security or otherwise. The trustee is permitted to engage in other transactions with us and our subsidiaries and affiliates. However, if the trustee acquires any conflicting interest it must either eliminate its conflict within 90 days, apply to the SEC for permission to continue or resign as trustee under the indenture.

Governing Law

The indenture provides that it and the senior debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Definitions

For purposes of this “Description of Senior Debt Securities” section, the following terms have the following meanings:

“Attributable Debt” means, when used in connection with a sale/leaseback transaction involving a Principal Property, at the time of determination, the lesser of:

•	the fair value of such property (as determined in good faith by our board of directors); and

•

the present value of the total net amount of rent required to be paid under the lease related to the Principal Property during the remaining term thereof (including any renewal term or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by all outstanding senior debt securities of the applicable series issued under the indenture compounded semi-annually in either case as determined by our principal accounting or financial officer.

For purposes of the foregoing definition, rent shall not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (a) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) and (b) the net amount determined assuming no such termination.

“Consolidated Net Assets” means, as of any particular time, the aggregate amount of assets at the end of our most recently completed fiscal quarter after deducting therefrom all current liabilities except for:

•	senior debt securities and loans payable;

•	current maturities of long-term debt; and

•	current maturities of obligations under capital leases,

all as set forth on the most recent consolidated balance sheet of us and our consolidated subsidiaries and computed in accordance with GAAP.

“default” means any event that is, or after notice or passage of time or both would be, an event of default under the indenture.

“indebtedness” means, with respect to any person, obligations (other than Nonrecourse Obligations) of such person for borrowed money or evidenced by bonds, debentures, notes or similar instruments.

“Nonrecourse Obligation” means indebtedness or other obligations substantially related to (a) the acquisition of assets not previously owned by us or any Restricted Subsidiary or (b) the financing of a project involving the development or expansion of our properties or those of any Restricted Subsidiary, as to which the obligee with respect to such indebtedness or obligation has no recourse to us or any Restricted Subsidiary or any of our assets or those of any Restricted Subsidiary other than the assets that were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“Principal Property” means the land, land improvements, buildings and fixtures (to the extent they constitute real property interests and including any leasehold interest therein) constituting the principal corporate office, any manufacturing plant or any manufacturing facility (whether now owned or hereafter acquired) that:

•	is owned by us or any of our subsidiaries;

•	is located within any of the present 50 states of the United States of America (or the District of Columbia);

•	has not been determined in good faith by our board of directors not to be materially important to the total business conducted by us and our subsidiaries taken as a whole; and

•	has a book value on the date as of which the determination is being made in excess of 0.75% of Consolidated Net Assets as most recently determined on or prior to that date.

“Restricted Subsidiary” means any of our direct or indirect subsidiaries that owns any Principal Property; provided, however, that the term “Restricted Subsidiary” does not include:

•

any such subsidiary that is principally engaged in leasing or in financing receivables or that is principally engaged in financing outside the United States of America our operations or those of our subsidiaries; or

•

any such subsidiary less than 80% of the Voting Stock of which is owned, directly or indirectly, by us, by one or more of our other subsidiaries or by us and one or more of our other subsidiaries if the common stock of such subsidiary is traded on any national securities exchange or in the over-the-counter market.

“Voting Stock” of a person means all classes of any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such person, including any preferred stock and limited liability or partnership interests (whether general or limited), but excluding any senior debt securities convertible into such equity, to the extent then outstanding and normally entitled to vote in the election of such person’s directors, managers or trustees, as applicable.

Description of Subordinated Debt Securities

We may issue senior subordinated debt securities or junior subordinated debt securities, in one or more series, under an indenture or indentures between us and the trustee specified therein. The terms of the senior subordinated or junior subordinated debt securities of such series will be described in the prospectus supplement applicable to the subordinated debt securities of such series, including:

•	the designation and aggregate principal amount of the subordinated debt securities of such series;

•	the date or dates on which the subordinated debt securities of such series will mature;

•	the interest rate or rates, or method of calculation of such rate or rates, on the subordinated debt securities of such series, and the date from which such interest shall accrue;

•	the dates on which such interest will be payable or method by which such dates are to be determined;

•	the record dates for payment of such interest;

•	any redemption terms for the subordinated debt securities of such series;

•

the period or periods within which, the price or prices at which, and the terms and conditions upon which, the subordinated debt securities of such series may be repaid, in whole or in part, at our option;

•	the terms on which the subordinated debt securities of such series will be subordinated to our other indebtedness;

•

the terms and conditions, if any, upon which the subordinated debt securities of such series will be convertible into preferred or common stock or other securities, including the conversion price (or manner of calculation) and conversion period; or

•	other specific terms applicable to the subordinated debt securities of such series.

Description of Preferred Stock

Under our restated certificate of incorporation, the total number of shares of all classes of our capital stock that we have authority to issue is 1,110,000,000 shares, of which 10,000,000 shares shall be our preferred stock, class A, without par value, issuable in one or more series. Our board of directors is authorized, at any time or from time to time, to divide any or all of the shares of our preferred stock, class A, into one or more series, and in the resolution or resolutions establishing a particular series to fix and determine the number of shares and the designation of such series so as to distinguish it from the shares of all other series and classes, and to fix and determine the preferences, voting rights, qualifications, privileges, limitations, options, conversion rights, restrictions and other special or relative rights of our preferred stock, class A, or of such series to the fullest extent now or hereafter permitted by the laws of the State of Delaware. The terms of our preferred stock, class A, or of such series will be described in the prospectus supplement applicable to thereto, including:

•

the distinctive designation of such series and the number of shares that shall constitute such series, which number may be increased or reduced (but not below the number of shares thereof then outstanding) from time to time by our board of directors;

•	the annual dividend rate for such series, and the date or dates from which dividends shall commence to accrue;

•	the price or prices at which, and the terms and conditions on which, the shares of such series may be made redeemable;

•	the purchase or sinking fund provision, if any, for the purchase or redemption of shares of such series;

•	the preferential amount or amounts payable upon shares of such series in the event of the liquidation, dissolution or winding up of the corporation;

•	the voting rights, if any, of shares of such series;

•

the terms and conditions, if any, upon which shares of such series will be converted and the class or classes or series of shares of the corporation, or other securities, into which such shares may be converted, including the conversion price (or manner of calculation) and conversion period; or

•

the relative terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares of such series as our board of directors may, at the time of such resolution or resolutions, lawfully fix and determine under the laws of the State of Delaware.

Unless otherwise provided in a resolution or resolutions establishing any particular series as described in the prospectus supplement applicable to such series, the aggregate number of authorized shares of our preferred stock, class A, may be increased by an amendment of our restated certificate of incorporation approved solely by a majority vote of the outstanding shares of our common stock (or solely with a lesser vote of the common stock, or solely by action of our board of directors, if permitted by law at the time).

All shares of any one series shall be alike in every particular, except with respect to the accrual of dividends prior to the date of issuance.

Description of Common Stock

General

The following description of the terms of our common stock and related Rights (as defined below) is not meant to be complete and is qualified entirely by reference to our restated certificate of incorporation and the Rights Agreement (as defined below), which are filed as exhibits to the registration statement of which this prospectus is a part. Under our restated certificate of incorporation, the total number of shares of all classes of our capital stock that we have authority to issue is 1,110,000,000 shares, of which 1,100,000,000 shares will be our common stock, par value $.10 per share. The outstanding shares of our common stock are validly issued, fully paid and nonassessable.

Voting Rights

Each holder of our common stock is entitled to one vote for each share of our common stock held of record on the applicable record date on all matters submitted to a vote of stockholders.

Dividend Rights; Rights upon Liquidation

The holders of our common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of our board of directors, subject to any preferential dividend rights granted to the holders of any of our outstanding preferred stock, if any. In the event of liquidation, each share of our common stock is entitled to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any of our outstanding preferred stock.

Preemptive Rights

Holders of our common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Anti-Takeover Effects of Provisions of Rights Plan

We are a party to stockholder protection rights agreement dated as of November 8, 2012 between us and Computershare Shareowner Services LLC, as rights agent (the “Rights Agreement”). On November 8, 2012, our board of directors declared a dividend of one right (a “Right”) for each outstanding share of our common stock held of record at the close of business on November 19, 2012, payable in respect of each such share upon the Payment Time (as defined in the Rights Agreement) or issued thereafter and prior to the Separation Time (as defined in the Rights Agreement) and thereafter pursuant to options and convertible securities outstanding at the Separation Time. Each Right entitles its registered holder to purchase from us, after the Separation Time, one one-thousandth (1/1,000th) of a share of our participating preferred stock, class A, without par value, for the then-current Exercise Price (as defined in the Rights Agreement).

The Rights will not prevent a takeover of us. However, the Rights may cause substantial dilution to a person or group that acquires 20% or more of our common stock unless the Rights are first redeemed by our board of directors. Nevertheless, the Rights Agreement should not interfere with a transaction that is in our best interests and the best interests of our stockholders because the Rights may be redeemed on or prior to the Flip-in Date (as defined in the Rights Agreement), before the consummation of such transaction, including following the Special Meeting (as defined in the Rights Agreement) held in connection with a Qualifying Offer (as defined in the Rights Agreement).

The Rights Agreement (which includes, as Exhibit A thereto, the form of Rights Certificate, together with the form of Election to Exercise, and, as Exhibit B thereto, the form of Certificate of Designations and Terms of Participating Preferred Stock) and the description thereof and of the Rights are incorporated by reference herein from our Current Report on Form 8-K filed with the SEC on November 8, 2012, and such description is qualified in its entirety by reference to the Rights Agreement, including the exhibits thereto.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (c) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the Delaware General Corporation Law defines the term “business combination” to include: (a) any merger or consolidation involving the corporation or any of its direct or indirect majority-owned subsidiaries and the interested stockholder or another entity if the merger or consolidation is caused by the interested stockholder; (b) any sale, lease, exchange, mortgage, pledge or transfer of 10% or more of either the aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation or any of its direct or indirect majority-owned subsidiaries involving the interested stockholder; (c) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or by any of its direct or indirect majority-owned subsidiaries of any stock of the corporation or that subsidiary to the interested stockholder; (d) subject to certain exceptions, any transaction involving the corporation or any of its direct or indirect majority-owned subsidiaries that has the effect of increasing the proportionate share of the stock of any class or series of the corporation or that subsidiary owned by the interested stockholder; or (e) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any of its direct or indirect majority-owned subsidiaries. In general, Section 203 defines an “interested stockholder” as any entity or person owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Description of Units

As specified in the prospectus supplement applicable to any units, we may issue debt securities or shares of preferred stock or common stock as units with any combination of such securities.

Book-Entry Delivery and Settlement

Global Securities

Unless otherwise indicated in the accompanying prospectus supplement, we will issue the securities in the form of one or more global securities in definitive, fully registered, book-entry form. A global security will be deposited with or on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in a global securities through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./ N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC has advised us:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•

Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include various underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include various underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. Neither we nor the applicable trustee take any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of a global security with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by any underwriters in connection with the distribution of the securities represented by such global security with portions of the principal amounts of such global security; and

•

ownership of the securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the securities represented by a global security to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in securities represented by a global security to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee will be considered the sole owner or holder of the securities represented by that global security for all purposes under the indenture and under the securities. Except as provided below, owners of beneficial interests in a global security will not be entitled to have securities represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered the owners or holders thereof under the indenture or under the securities for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of securities under the indenture or a global security.

Neither we nor the applicable trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of securities by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the securities.

Payments on the securities represented by a global security will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the securities represented by any such global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such global security as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the securities held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we refer to collectively as the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the securities held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the securities settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Securities

Unless otherwise indicated in the accompanying prospectus supplement, we will issue certificated securities to each person that DTC identifies as the beneficial owner of the securities represented by a global security upon surrender by DTC of such global security if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global security or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•

in the case of debt securities of any series, an event of default has occurred and is continuing with respect to the securities of such series, and DTC requests the issuance of certificated securities; or

•	we determine not to have the securities represented by a global security.

Neither we nor the applicable trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the securities. We and the applicable trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated securities to be issued.

Plan of Distribution

We may sell the securities offered by this prospectus:

•	to or through underwriting syndicates represented by managing underwriters;

•	to or through one or more underwriters without a syndicate;

•	through dealers for public offering and sale by them; or

•	to investors directly or through agents.

The accompanying prospectus supplement will set forth the terms of the offering of the securities and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to us from that sale;

•	any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

•	any public offering price; and

•	any securities exchange or market on which such securities may be listed.

Only those underwriters identified in the accompanying prospectus supplement are deemed to be underwriters in connection with the securities offered in such prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the accompanying prospectus supplement specifies. In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Some of the underwriters, dealers or agents who participate in the distribution of securities may engage in other transactions with, and perform other services for, us or our subsidiaries in the ordinary course of business.

We will provide in the accompanying prospectus supplement information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the offering of securities. Underwriters, dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act of 1933.

The securities may or may not be listed on a national securities exchange. In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

Various of the underwriters who participate in the distribution of securities, and their affiliates, may perform various commercial banking and investment banking services for us and our affiliates from time to time in the ordinary course of business.

Validity of Securities

The validity of the securities offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, New York, New York.

Experts

The consolidated financial statements and schedule of CA, Inc. and subsidiaries as of March 31, 2014 and 2013, and for each of the years in the three-year period ended March 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2014, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.